Exhibit 99.1

OCZ Technology Issues Update on Various Matters

SAN JOSE, CA.— January 22, 2013 - OCZ Technology Group, Inc. (Nasdaq:OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced that that the Audit Committee’s investigation has been completed. As noted in the Company’s December 17th press release, the Company is working with Crowe Horwath LLP, the independent auditors, regarding the restatements of the results for the first quarter of fiscal 2013, as well as the results for fiscal 2012. The restatements primarily relate to the timing and classification of customer incentive costs between revenue and operating expenses, the timing of revenue recognition for certain transactions, and the level of reserves for product returns. The restatement of prior periods will be provided as soon as practical.

In addition, because of the delayed filing with the SEC of the Form 10-Q for the period ending November 30, 2012 (the “Form 10-Q”), the Company, as anticipated, received a letter from The Nasdaq OMX Group (“Nasdaq”) indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Listing Rule 5250(c). As previously announced, the Listing Qualifications Staff at Nasdaq, based on the Company’s compliance plan, granted the Company an exception until February 28, 2013 to file its Form 10-Q for the period ended August 31, 2012.

This recent Nasdaq letter notes that the Company is required, by February 1, 2013, to submit an update to this original plan to regain compliance. Nasdaq is permitted to grant an extension of up to 180 days from the initial delinquent filing, or until April 8, 2013, for the Company to regain compliance.

As previously stated, the Company continues to work diligently to complete the financial audit and quarterly reviews along with any necessary restatements. While this will hopefully be completed in the near future, the exact date cannot currently be estimated.

On January 15, 2013 the Company amended its credit facility agreement with Wells Fargo Capital Finance to, among other things, reduce the maximum loan amount to $20 million from the prior $35 million. At December 31, 2012 the outstanding loan balance was approximately $7 million compared to approximately $15 million at November 30, 2012 and $20 million at August 31, 2012. This amendment specifies certain reporting requirements and liquidity minimums, but also provides the Company with an operating structure to support its business needs while the Company is in technical default of certain covenants. A summary of the material terms of the amendment will be filed today in a Form 8-K.

“The independent investigation has been completed and the findings were highly consistent with the Company’s internally identified issues. The Company has already eliminated certain customer incentive programs and made people and process changes to improve overall business operations and continue moving the Company in a positive direction,” stated Ralph Schmitt, CEO of OCZ Technology. “We continue to focus on making operational improvements and have significantly reduced our channel inventory to less than $50 million. This puts our sales channel in excellent position to properly support our customers while also efficiently managing our total inventory. The Company has successfully settled the two previously disclosed product and patent litigation contingencies, removing the potential for significant, unforeseen liabilities to the Company.”

“The team continues to deliver on its product development efforts, and at this year’s CES in Las Vegas, we unveiled and demonstrated the upcoming PCIe based Vector SSD as well as showcased a wide range of client and enterprise solid-state storage solutions,” added Schmitt. “We are also pleased with the customer and industry reactions we are receiving for our latest SATA III-based Vector SSD Series, featuring the Company’s next-generation Indilinx Barefoot 3 controller, and look forward to continue to provide our customers with innovative industry leading storage solutions.”

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that additional information may arise from the oversight of the audit committee; the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; the risk that OCZ may not be able to successful negotiate an amendment to its credit facility; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

OCZ Press Contact:

Scott Harlin

Director of Marketing Communications – Enterprise

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com